EXHIBIT 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Prices $1.27 million (€ 856.000)

Offering of Common Stock through Société Générale

Jan. 15, 2008 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) announced today that it priced an offering of 800,000 shares of CTI new common shares. This share issue will equate to approximately 1.2% percent of CTI’s market capitalization. The offering is expected to close on Wednesday, January 16, and to raise approximately $1,270,000 (€ 856.000). The shares will be sold to Société Générale, pursuant to the Step-Up Equity Financing Agreement entered into by CTI and Société Générale, dated June 21, 2006 as amended. CTI intends to use the net proceeds for general corporate purposes, including the preparation and filing of new drug applications and preclinical and clinical trials.

A shelf registration statement relating to the shares issued in the offering has been filed with the Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained directly from Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119. A listing prospectus relating to this offering was also published in Italy on January 14, 2008, and the shares sold in the offering are registered in Italy pursuant to that listing prospectus. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, there is a risk that the transaction referred to in this press release may be delayed or may not ultimately close if certain conditions set forth in the Step-Up Equity Financing Agreement are not satisfied. You should also review the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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www.cticseattle.com

Page 2 of 2	CTI- Société Générale agreement

Media Contact:

Cell Therapeutics, Inc.

Dan Eramian or Susan Callahan

T: 206.272.4343 or 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com